EXHIBIT 99.1

Shengkai Innovations, Inc. to Present at the Oppenheimer 5th Annual China Dragon Conference

TIANJIN, China, April 26, 2011 (GLOBE NEWSWIRE) -- Shengkai Innovations, Inc. (Nasdaq:VALV) (the "Company"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced that its management will present at the Oppenheimer 5th Annual China Dragon Conference. This event will be held from May 17-19, 2011 at Oppenheimer's 300 Madison Avenue Offices in New York City. Shengkai's CFO Mr. David Ming He is scheduled to present at 4:40 p.m. local time on Wednesday, May 18, 2011 and will meet with institutional investors throughout the conference.

For more information on the conference, please visit: http://www.opco.com/conferences/china11/index.html

About Shengkai Innovations, Inc.

Shengkai Innovations is primarily engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is able to produce large-sized ceramic valves with calibers of 6" (150mm) or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 400 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company also became a member of the PetroChina supply network in 2006.

CONTACT: Shengkai Innovations, Inc.
         David Ming He, CFO
         +86-22-5883-8509
         ir@shengkai.com
         http://www.shengkaiinnovations.com

         Grayling
         Shiwei Yin
         +1 646-284-9474
         shiwei.yin@grayling.com